EXHIBIT 10.3

May     , 2014

PERSONAL & CONFIDENTIAL

[director]

Board of Directors

The Babcock & Wilcox Company

RE: 2014 Director Equity Grant

Dear [director]:

In accordance with the Non-Employee Director Compensation Program approved by the Board of Directors of The Babcock & Wilcox Company (“B&W”), you received a grant (the “Grant”) of [            ] Restricted Stock Units (“RSUs”) under the 2010 Long-Term Incentive Plan of The Babcock & Wilcox Company (as amended to date, the “Plan”) on May 15, 2014 (the “Grant Date”). A copy of the Plan is attached for your reference.

Grant of RSUs. You have been granted the number of RSUs indicated above. Each RSU represents a right to receive a share of B&W common stock on the last day of the vesting period, which for this Grant is the same day as the Grant Date (the “Vesting Date”).

Settlement of RSUs. RSUs will be settled in shares of B&W common stock as soon as administratively practicable, but in no event later than 30 days, following the Settlement Date. For purposes hereof, “Settlement Date” means either: (a) the Vesting Date or (b) in the event you made a permitted deferral election pursuant to the Plan with respect to this Grant, the date(s) of the applicable distribution event in accordance with such deferral election.

Dividend, Voting Rights and Other Rights. You shall have no rights of ownership in the shares of B&W common stock underlying the RSUs and shall have no right to vote such shares until the date on which the shares are transferred to you pursuant hereto. To the extent that cash dividends are otherwise paid with respect to shares of B&W common stock, dividend equivalents will be credited with respect to the shares underlying the RSUs and shall be deferred (with no earnings accruing) until and paid at the same time the underlying shares are transferred to you.

Tax Consequences. B&W has been advised that for U.S. federal income tax purposes, as of the Settlement Date, you will be deemed to have received compensation taxable as ordinary income equal to the Fair Market Value of the shares on the Settlement Date. You are solely responsible for the taxes associated with the Grant and you should consult with and rely on your own tax advisor, accountant or legal advisor as to the tax consequences to you of this Grant, including settlement.

the babcock & wilcox company

Securities and Exchange Commission Requirements. Because you are a Section 16 insider, this Grant must be reported on a Form 4 before the end of the second (2nd) business day following the Grant Date. You are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Other Information. If you have any questions concerning the aforementioned, please do not hesitate to contact              at             .

Please acknowledge receipt and acceptance of all of the Grant and its terms by signing both this letter and the enclosed copy thereof and returning such signed copy to B&W at The Harris Building, 13024 Ballantyne Corporate Place, Charlotte, North Carolina 28277, attention of             , and marked “Personal and Confidential” as soon as possible following receipt hereof.

Very truly yours,

THE BABCOCK & WILCOX COMPANY

E. James Ferland
President and Chief Executive Officer

ACCEPTED:

Date:
[Director Name]

the babcock & wilcox company